Exhibit 10.1

Dr. Jeffrey Kramer

July 6, 2022

July 6, 2022

Dr. Jeffrey Kramer

Via Email

Re:	Consulting Arrangement

Dear Jeff:

As we have discussed, the purpose of this letter agreement (“Letter Agreement”) is to set forth our mutual agreement regarding the terms and conditions of your consulting arrangement with Mativ Holdings, Inc. (f/k/a Schweitzer-Mauduit International, Inc.), and its subsidiaries and related entities (the “Company”) following the successful merger between the Company and Neenah, Inc. effective on July 6, 2022 (the “Merger”). Please review this Letter Agreement carefully and, if you are in agreement with the terms contained herein, please sign and return it to me.

1. Consulting Services and Term.

a. You have resigned from your role as Chief Executive Officer of the Company at the request of the Company effective as of 12:01AM ET on July 6, 2022 and your employment with the Company will be terminated immediately following the Merger on July 6, 2022 (“Separation Date”). You will no longer be an officer or employee of the Company on and after the Separation Date.

b. For a 12-month period beginning on July 6, 2022 and ending on July 5, 2023, you will serve as an independent contractor to the Company and you will provide transition and consulting services to the Company (the “Transition Services Period”). You may terminate the Transition Services Period on 30-days’ written notice to the Company’s Board of Directors. Upon your termination of the Transition Services Period, your right to continued monthly fees under Section 2 below will cease, and you will no longer be entitled to any future monthly fees not previously paid. The Company may terminate the Transition Services Period for Cause, as such term is defined in the Schweitzer-Mauduit International, Inc. 2016 Executive Severance Plan (the “Severance Plan”) and on any termination of the Transition Services Period for Cause, you will no longer be entitled to any future monthly fees not previously paid, and the Company will retain all rights under law and equity to recoup any consulting fees previously paid.

c. During the Transition Services Period, you will be required to perform such transition services as may be reasonably requested by the Company from time to time, including by:

i.	serving as a special advisor to the Company’s Chief Executive Officer following the Merger,

ii.	assisting the Company’s management as requested with respect to transitioning your role and responsibilities following the Merger,

Initial: JK

Dr. Jeffrey Kramer

July 6, 2022

iii.	assisting the Company with respect to any resolved, pending or future regulatory matters following the Merger, and

iv.	assisting the Company with respect to stakeholder communications and its relationships with its partners following the Merger.

d. During the Transition Services Period, you will be providing all services as an independent contractor. You will not be treated as an employee for federal tax purposes with respect to any services performed for the Company under this Letter Agreement; provided, however, that any compensation provided under Section 2(c) below that is considered a Form W-2 wage under applicable law will be treated as such and will be subject to all required reporting, withholdings and deductions.

For the avoidance of doubt, during the Transition Services Period, you will not be considered an employee or officer of the Company and therefore will have no control, operational, oversight or other policy-making functions. You will be reimbursed for all reasonable business expenses you incur during the Transition Services Period in accordance with the Company’s expense reimbursement policies.

e. You hereby assign the Company, for no additional consideration, your entire right, title and interest in and to all work product produced in whole or in part by you during the Transition Services Period and which relates in any way to the business or contemplated business, research or development of the Company, including, without limitation, all reports, documents, inventions, creations, expressions, improvements, specifications, operating instructions and all other documentation, whether or not patentable or copyrightable (“Work Product”). Such Work Product is deemed “work made for hire” to the extent allowed under the United States Copyright Act. You will take such further actions as may be requested by the Company to give full and proper effect to this assignment. The Company will have the unlimited right to make, have made, use, reconstruct, modify, reproduce, publish, distribute, license and sell the Work Product, in whole or in part.

2. Consulting Fees; CIC Severance Benefits.

a. During the Transition Services Period and subject to compliance with the terms of this Letter Agreement, you will be paid a consulting fee at the rate of $166,666.67 each calendar month during the Transition Services Period, payable on the last day of each completed calendar month during the Transition Services Period.

b. As your employment will end on your Separation Date, you will not be eligible to participate in the Company’s benefit plans during the Transition Services Period, except for the continued health and welfare benefits provided under Section 2(c) below. Participation in all benefit plans of the Company, except as provided in the previous sentence, will end on your Separation Date in accordance with the terms of such plans.

Initial: JK

Dr. Jeffrey Kramer

July 6, 2022

c. Subject to Section 4 below, you will receive the severance benefits provided under the Severance Plan following a termination without Cause or for Good Reason within two years following a Change of Control, as such terms are defined under the Severance Plan. You will also be treated as having been terminated without Cause or for Good Reason under the SWM 2015 Long-Term Incentive Plan (the “LTIP”) and your applicable award agreements thereunder within 24 months after the effective date of a Change in Control, as such terms are defined under the LTIP. The benefits provided in this Section 2(c) of the Letter Agreement will hereinafter be referred to as the “CIC Severance Benefits” and are summarized under Exhibit A, which is hereby incorporated by reference. The CIC Severance Benefits will be payable pursuant to the terms of the Severance Plan and the LTIP within 30 days following your timely execution and non-revocation of the initial release attached hereto as Exhibit B.

3. Other Agreements. This Letter Agreement sets forth the entire agreement between you and the Company pertaining to the subject matter hereof. This Agreement supersedes all prior agreements addressing severance or separation pay or benefits between you and the Company; provided, however, that by signing this Letter Agreement, you are acknowledging and agreeing that the Restrictive Covenant Agreement between you and the Company, dated January 31, 2022 and remains in effect and that you hereby reaffirm the obligations under the Restrictive Covenant Agreement which is incorporated by reference herein.

4. General Release. Notwithstanding anything contained in this Letter Agreement to the contrary, the Company’s obligations hereunder are subject to the satisfaction of the following conditions: (a) you execute and deliver to the Company no later than 21 calendar days after your Separation Date, and also after the end of the Transition Services Period, the general release attached hereto as Exhibit B, which also includes a reaffirmation of your confidentiality, trade secrets and restrictive covenant obligations to the Company, (the “Release Agreement”); (b) you do not revoke either of the Release Agreements within seven calendar days after their respective executions and (c) each of the Release Agreements becomes effective and irrevocable in accordance with its terms. If you timely execute and do not revoke the initial Release Agreement but do not later timely execute the reaffirmation of the Release Agreement or revoke the reaffirmation of the Release Agreement, you will retain the CIC Severance Benefits as consideration for the initial Release Agreement, but the Company will be entitled to recoup all but $1,000 of the consulting fees paid during the Transition Services Period.

5. Governing Law. This Letter Agreement will be construed in accordance with the laws of the State of Georgia without regard to choice or conflict of law principles. The language of all parts of this Letter Agreement will be construed as a whole, according to its fair meaning, and not strictly for or against either party.

6. No Reliance. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Letter Agreement.

7. Assignment. Your rights and benefits under this Letter Agreement are personal to you and therefore (a) no such right or benefit will be subject to voluntary or involuntary alienation, assignment or transfer; and (b) you may not delegate your duties or obligations hereunder. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.

Initial: JK

Dr. Jeffrey Kramer

July 6, 2022

8. Counterparts. This Letter Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

[Remainder of page intentionally left blank.]

Initial: JK

Dr. Jeffrey Kramer

July 6, 2022

Jeff, I appreciate your loyal service leading the Company and look forward to our future collaborations.

We wish you and your family all the best.

Sincerely,

Mativ Holdings, Inc.

/s/ Dr. John D. Rogers
Dr. John D. Rogers
Chairman of the Board of Directors

AGREED TO:

/s/ Dr. Jeffrey Kramer
Dr. Jeffrey Kramer

Date: July 6, 2022

Initial: JK

EXHIBIT A

SUMMARY OF CIC SEVERANCE BENEFITS

	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Dr. Jeffrey Kramer	7,665,156	5,629,823	99,092	13,394,071

(1)

Cash. Three times your highest base salary for the prior three year period and three times your highest short term incentive bonus for the prior three year period, plus a prorated short term incentive bonus for 2022 based on target performance.

(2)

Equity. The table below sets forth the value of unvested the Company restricted stock awards (“RSAs”) and unvested performance share awards (“PSAs”) that will accelerate following your execution of the Agreement and its Exhibits. The value of the equity summarized above and the value of the RSAs and PSAs summarized below are the values disclosed in the Form S-4 filing of the Company. Actual values will be determined based on the value of the underlying Company shares on the date of settlement. The values in the tables in this Exhibit A are purely for summary purposes and do not reflect the actual value of the equity and the component RSA and PSA awards.

Named Executive Officer	Company RSAs (#)	Value of Company RSAs ($)	Company PSAs (at target) (#)	Value of Company PSAs ($)	Total Value of Equity Awards ($)
Dr. Jeffrey Kramer	51,399	1,470,011	145,448	4,159,812	5,629,823

(3)

Perquisite and Benefits. You are entitled to continued health and welfare benefits for three (3) years following your execution of the Agreement and its Exhibits. Your health and welfare benefits will include: (a) medical insurance; (b) dental insurance; (c) vision insurance; (d) life insurance coverage valued at $1million; (e) term life insurance; and (e) the Mass Mutual supplemental long term disability insurance. These health and welfare benefits will continue until the earlier of 3 years or Your written notification to the Company that such benefit coverage should be terminated. You are also entitled to tax preparation services related to the 2022 calendar year. Further, any accrued, but unused paid time off will be paid out in full; provided, however, that such payout is provided by the Company pursuant to its legal obligations and is not consideration for purposes of the Separation, Waiver and Release Agreement in Exhibit B. For the avoidance of doubt, the benefits provided are continued benefits and may not be cashed out or otherwise converted to a monetary payout.

Initial: JK

EXHIBIT B

SEPARATION, WAIVER AND RELEASE AGREEMENT

This Separation, Waiver and Release Agreement (the “Release Agreement”) by and between Mativ Holdings, Inc. (f/k/a Schweitzer-Mauduit International, Inc., the “Company”) and Dr. Jeffrey Kramer (“You” or “Your”) (collectively the “Parties”) is entered into and effective as of July 6, 2022 (the “Effective Date”). The Company executes this Release Agreement for itself and on behalf of its parents, subsidiaries, affiliates, and all related companies, as well as each of their respective current and former officers, directors, shareholders, members, managers, employees, agents, other representatives and any employee benefits plans and any fiduciary of those plans (the “Group”) and for purposes of Sections 3, 4 and 5 below, “Company” will mean the Company and the Group.

1. Separation Date and Transition. The Parties agree that Your employment with the Company terminated effective July 6, 2022 (the “Separation Date”). As of the Separation Date, You may no longer act as an agent on behalf of the Company, You are relieved of all further duties and responsibilities, and You are no longer authorized to transact business or incur any obligations, or liabilities on behalf of the Company; nevertheless, You must faithfully, diligently, and industriously perform those duties as requested (and only to the extent authorized) by the Company pursuant to your letter agreement with the Company dated July 6, 2022 (the “Letter Agreement”), which is fully incorporated herein by this reference.

2. Separation Benefits. Provided that You execute this Release Agreement no later than July 27, 2022 and do not revoke it within the revocation period described below, the Company will provide you the CIC Severance Benefits as defined under the Letter Agreement, as adequate consideration for your execution and non-revocation of this Release Agreement. The Company’s obligation to provide the CIC Severance Benefits will terminate immediately if You breach this Release Agreement or if you do not execute or later revoke this Release Agreement and the Company retains all rights under law and equity to recoup any CIC Severance Benefits previously paid.

3. Release. In exchange for the consideration set forth above, and subject to Section 20 below, You release and discharge the Company from any and all claims or liability, whether known or unknown, arising out of any event, act, or omission occurring on or before the day You sign this Release Agreement, including, but not limited to, claims arising out of Your employment or of the Company’s decision to terminate Your employment, claims arising out of any separation or severance pay or benefits agreement with the Company, claims arising out of the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §§ 1001-1461, claims arising under the Age Discrimination in Employment Act (“ADEA”), claims for breach of contract, tort, negligent hiring, negligent retention, negligent supervision, negligent training, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law.

You agree that you are not entitled to any additional payment or benefits, including, but not limited to, any equity interests, from the Company, except as set forth in this Release Agreement and the Letter Agreement.

Initial: JK

You further agree that you have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness and that You do not believe that this Release Agreement is a subterfuge to avoid disclosure of sexual harassment or gender discrimination or to waive such claims.

You acknowledge and represent that you:

•	have been fully paid (including, but not limited to, any overtime to which You are entitled, if any) for hours You worked for the Company through the date you sign this Release Agreement, and

•	do not claim that the Company violated or denied Your rights under the Fair Labor Standards Act. Notwithstanding the foregoing, the release of claims set forth above does not waive:

•	Your right to receive benefits under the Company’s 401(k) or pension plans, if any, that either:

•	have accrued or vested prior to Your Separation Date, or

•	are intended, under the terms of such plans, to survive Your separation from the Company,

•	Your rights under this Release Agreement or the Letter Agreement, or

•	Your rights with respect to workers compensation or unemployment benefits.

You acknowledge and agree that You are otherwise waiving all rights to sue or obtain equitable, remedial or punitive relief from the Company of any kind whatsoever concerning any claims subject to this release of claims, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. You expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. You understand the significance of Your release of unknown claims and Your waiver of statutory protection against a release of unknown claims.

Notwithstanding the foregoing, You further acknowledge that You are not waiving and are not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission or any other government agency prohibiting waiver of such right; provided, however, that You hereby disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation (other than any governmental whistleblower awards).

You further acknowledge and agree that, as of the day You sign this Release Agreement, You have fully disclosed to the Company, in writing, any and all information which could give rise to claims against the Company, which information is incorporated by reference to this Release Agreement, and other than such conduct or actions You have disclosed to the Company, You are not aware of any conduct or action by the Company which would be in violation of any federal, state, or local law.

Initial: JK

4. No Admission of Liability. This Release Agreement is not an admission of liability by You or the Company. You and the Company are entering into this Release Agreement to reach a mutual agreement concerning Your transition and separation from the Company.

5. Non-Disparagement/ Future Employment. You will not make any disparaging or defamatory statements, whether written or oral, regarding the Company. You agree that the Company has no obligation to consider You for employment should You apply following the Separation Date.

6. Restrictive Covenants. You acknowledge and agree that the restrictions set forth in Your Restrictive Covenant Agreement with the Company dated January 31, 2022 (the “Restrictive Covenant Agreement”) remain in effect and are hereby reaffirmed and incorporated by reference into this Release Agreement.

7. Section 409A. The Company intends that all benefits provided under this Release Agreement will either be exempt from or comply with Section 409A. Notwithstanding the foregoing, in no event will the Company have any liability to You by reason of any additional tax or penalty imposed by reason of Section 409A.

a. Installment Payments. With respect to the payments to be made to You pursuant to Section 2, each such payment is a separate payment within the meaning of the final regulations under Section 409A. Each such payment that is made within 2-1/2 months following the end of the year that contains the date of Your termination of employment is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A; each other payment is intended to be exempt under the two times compensation exemption of Treasury Reg. § 1.409A- 1(b)(9)(iii) up to the limitation on availability of that exemption specified in the regulation; and each payment that is not exempt from Section 409A will be subject to delay (if necessary) in accordance with subsection (b) below.

b. Six-Month Delay. With respect to other amounts that are subject to Section 409A, it is intended, and this Release Agreement will be so construed, that any such amounts payable under this Release Agreement and the Company’s and Your exercise of authority or discretion hereunder will comply with the provisions of Section 409A and the treasury regulations relating thereto so as not to subject You to the payment of interest and additional tax that may be imposed under Section 409A. As a result, if You are a “specified employee” on the date of Your separation from service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of Your termination of employment, or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Section 409A), any payment that is subject to Section 409A and that is payable to You in connection with Your separation from service will not be paid until the first business day following the expiration of six months after Your date of separation from service (if You die after Your date of separation from service but before any payment has been made, such remaining payments that were or could have been delayed will be paid to Your estate without regard to such six month delay).

Initial: JK

c. Separation from Service. Notwithstanding anything in this Release Agreement to the contrary, any payments to be made hereunder and any other amount or benefit to be provided hereunder that would constitute non-exempt “deferred compensation” for purposes of Section 409A which would otherwise be payable or distributable hereunder by reason of Your termination of employment, will not be payable or distributable to You by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution will be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

8. Attorneys’ Fees. In the event of litigation relating to this Release Agreement other than a challenge to the release set forth in Section 3, the prevailing party will be entitled to recover attorneys’ fees and costs of litigation, in addition to all other remedies available at law or in equity.

9. Set-Off. If You have any outstanding obligations to the Company upon the termination of Your employment for any reason, You hereby authorize the Company to deduct any amounts owed to the Company from Your final paycheck and any other amounts that would otherwise be due to You, including under Section 2 above, except to the extent such amounts constitute “deferred compensation” under Internal Revenue Code Section 409A; provided, however, that You will be paid minimum wage for all hours worked during Your final pay period. Nothing in this Section 15 will limit the Company’s right to pursue means other than or in addition to deduction to recover the full amount of any outstanding obligations to the Company.

10. Waiver. The Company’s failure to enforce any provision of this Release Agreement will not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Release Agreement will not act as a waiver of any other breach.

11. Severability. The provisions of this Release Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision will be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision will be severed from this Release Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions will remain in full force and effect. In the event the Release Agreement is determined unenforceable, the court will determine the respective right of the parties, including but not limited to requiring You to repay to the Company any and all consideration You received in exchange for Your execution of the Agreement.

12. Successors and Assigns. This Release Agreement will be assignable to, and will inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and will be binding upon You and Your heirs and assigns.

Initial: JK

13. Entire Agreement. This Release Agreement, including Addendum 1, is incorporated by reference, constitutes the entire agreement between the Parties; provided, however, that the Restrictive Covenant Agreement will remain in full force and effect and will survive cessation of Your employment. You acknowledge that the Restrictive Covenant Agreement remains valid, enforceable, and reasonably necessary to protect the interests of the Company, and You agree to abide by its obligations. This Release Agreement supersedes any prior communications, agreements, or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment; provided, however, that the Parties acknowledge and agree that this Release Agreement does not supersede the Restrictive Covenant Agreement. Other than the terms of this Release Agreement, no other representation, promise, or agreement has been made with You to cause You to sign this Release Agreement.

14. Non-Interference. Notwithstanding anything to the contrary set forth in this Release Agreement or in any other agreement between You and the Company, nothing in this Release Agreement or in any other agreement will limit Your ability, or otherwise interfere with Your rights, to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”), (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, (c) receive an award for information provided to any Government Agency, or (d) engage in activity specifically protected by Section 7 of the National Labor Relations Act, or any other federal or state statute or regulation.

15. Governing Law/Consent to Jurisdiction and Venue. The laws of the State of Georgia will govern this Release Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law will still govern. You consent to the personal jurisdiction of the courts in Georgia. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or venue, in any action brought in such courts.

16. Counterparts. The Parties acknowledge and agree that this Release Agreement may be executed in one or more counterparts, including facsimiles and scanned images, and it will not be necessary that the signatures of all Parties hereto be contained on any one counterpart, and each counterpart will constitute one and the same agreement.

You acknowledge that You have entered into this Release Agreement freely and without coercion, that You have been advised by the Company to consult with counsel of Your choice, that You have had adequate opportunity to so consult, and that You have been given all time periods required by law to consider this Release Agreement, including but not limited to the 21-day period required by the ADEA (the “Consideration Period”). You understand that You may execute this Release Agreement fewer than 21 days from its receipt from the Company but agree that such execution will represent Your knowing waiver of such Consideration Period. You further acknowledge that within the 7-day period following Your execution of this Release Agreement (the “Revocation Period”), You will have the unilateral right to revoke this Release Agreement, and that the Company’s obligations hereunder will become effective only upon the expiration of the Revocation Period without Your revocation hereof. In order to be effective, notice of Your revocation of this Release Agreement must be received by the Company in writing on or before the last day of the Revocation Period. Such revocation must be sent to the Company’s Board of Directors.

Initial: JK

If the terms set forth in this Release Agreement are acceptable, please initial each page, sign below, and return the signed original to the Company. If the Company does not receive a signed original on or before the 22nd day after You receive this Release Agreement, then this offer is automatically revoked and You will not be entitled to the consideration set forth in this Release Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Release Agreement as of the Effective Date.

Mativ Holdings, Inc.		Dr. Jeffrey Kramer

By:	/s/ Dr. John D. Rogers	/s/ Dr. Jeffrey Kramer

Its:	Chairman of the Board of Directors	Date:	July 6, 2022

Date:	July 6, 2022

Initial: JK

ADDENDUM 1

REAFFIRMATION AGREEMENT

This Reaffirmation Agreement (the “Reaffirmation Agreement”) is entered into as of [DATE], 2023 by and between Schweitzer-Mauduit International, Inc. (the “Company”) and Dr. Jeffrey Kramer (“You” or “Your”) (collectively the “Parties”). Unless otherwise noted, the capitalized terms in this Reaffirmation Agreement are defined in the Separation, Waiver and Release Agreement between the Parties dated as of [DATE], 2022 (the “Release Agreement”).

1. Purpose. The purpose of this Reaffirmation Agreement is to effectuate the intent and agreement of the Parties as reflected in the Release Agreement, by advancing to the execution date of this Reaffirmation Agreement the effective date of Your general waiver and release of all claims against the Company, as set forth in the Release Agreement.

2. Consideration. The Parties expressly acknowledge the adequacy and sufficiency of the consideration flowing to one another for their execution of this Reaffirmation Agreement, as set forth fully in the Release Agreement.

3. Waiver and Release of Claims. Accordingly, with Your signature below, You specifically acknowledge and reaffirm Your waiver and release of all claims that You have or may have (whether known or unknown) against the Company, to the same extent and with all conditions, exceptions and provisos thereto as reflected in the Release Agreement. You understand and agree that such waiver and release will be effective as to all claims arising on or before the date You execute this Reaffirmation Agreement, subject to Your effectuation of this Reaffirmation Agreement in the manner set forth in the next Section hereof.

IN WITNESS WHEREOF, the Parties have executed this Reaffirmation Agreement effective as of the date of Your date of execution.

READ CAREFULLY BEFORE SIGNING

I have read this Reaffirmation Agreement and have had the opportunity to consult legal counsel prior to my signing of this Agreement. I understand that by executing this Reaffirmation Agreement I will relinquish any right or demand I may have against the Released Parties or any of them, effective as of and before the date I execute this Reaffirmation Agreement.

AGREED TO:

Dr. Jeffrey Kramer

Date: